                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
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                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported)                   May 23, 2006
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                           ENZON PHARMACEUTICALS, INC.
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             (Exact name of registrant as specified in its charter)



     Delaware                         0-12957                   22-2372868
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(State or other jurisdiction    (Commission File No.)   (IRS Identification No.)
    of incorporation)

         685 Route 202/206, Bridgewater, New Jersey               08807
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          (Address of principal executive offices)             (Zip Code)



Registrant's telephone number, including area code            (908) 541-8600
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(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

| | Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

| | Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

| | Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

| | Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01         ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 23, 2006, Enzon Pharmaceuticals, Inc. ("Enzon") completed an offering of $225 million aggregate principal amount of 4% Convertible Senior Notes due 2013 (the "Notes") to "qualified institutional buyers" in accordance with Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). An additional $50 million aggregate principal amount of notes may be issued at the option of the initial purchasers. The Notes were issued pursuant to an Indenture, dated as of May 23, 2006, between Enzon and Wilmington Trust Company, as trustee (the "Indenture").

The Notes bear interest at a rate of 4% per year. Interest on the Notes is payable semi-annually on June 1 and December 1 of each year, beginning on December 1, 2006. The Notes mature on June 1, 2013. The Notes are Enzon's senior unsecured obligations and will rank pari passu with all of its other senior unsecured debt and future senior unsecured debt.

Holders may convert the Notes into shares of Enzon's common stock, based on a conversion rate of 104.7120 shares of Enzon's common stock per $1,000 in principal amount of Notes, which is equal to an initial conversion price of $9.55 per share.

Enzon may not redeem the Notes prior to June 1, 2009. Enzon may redeem the Notes after June 1, 2009 in whole or in part at a cash redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest, if any, if the closing sale price of Enzon's common stock for at least 20 trading days in a 30 consecutive trading day period ending on the date that is one day prior to the date of notice of redemption is greater than 140% of the applicable conversion price on the date of such notice.

Upon certain fundamental changes, holders may require Enzon to purchase for cash the Notes at a price equal to 100% of the principal amount of Notes to be purchased plus accrued and unpaid interest, if any, to, but excluding, the purchase date, or in certain cases, to convert the Notes at an increased conversion rate based on the price paid per share of Enzon's common stock in the transaction constituting a fundamental change.

The Indenture provides for customary events of default, including payment defaults, breaches of covenants, failure to pay certain judgments and certain events of bankruptcy, insolvency and reorganization. In certain circumstances, if an event of default occurs and is continuing, the principal amount of the Notes, plus accrued and unpaid interest, if any, may be declared immediately due and payable. These amounts automatically become due and payable if an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs.

Holders of the Notes are entitled to the benefits of a Registration Rights Agreement, dated May 23, 2006, between Enzon and Goldman, Sachs & Co., as representative of the purchasers named therein (the "Registration Rights Agreement"). Under the Registration Rights Agreement, Enzon has agreed to file a shelf registration statement with the Securities and Exchange Commission covering resales of the Notes and the shares of common stock issuable upon conversion of the Notes.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.

ITEM 9.01      FINANCIAL STATEMENT AND EXHIBITS

(d) Exhibits.

         Exhibit No.                  Description

         4.1 Indenture, dated May 23, 2006, between Enzon Pharmaceuticals, Inc. and Wilmington Trust Company

         10.1 Registration Rights Agreement, dated May 23, 2006, between Enzon Pharmaceuticals, Inc. and Goldman, Sachs & Co.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  May 24, 2006


                                       By: /S/ CRAIG A. TOOMAN
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                                             Craig A. Tooman
                                             Executive Vice President, Finance
                                             and Chief Financial Officer